EXHIBIT 2.1

UNITED STATES BANKRUPTCY COURT
EASTERN DISTRICT OF WISCONSIN

In re:

CIB MARINE BANCSHARES, INC.	Case No. 09-33318-jes

Reorganized Debtor.	Chapter 11

FINAL DECREE

The estate of the above-named Debtor has been fully administered.

IT IS ACCORDINGLY ORDERED THAT:

The chapter 11 case of the above-named Debtor is closed.

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